EXHIBIT 21.1
SUBSIDIARIES OF POSTROCK ENERGY CORPORATION
PostRock MidContinent Production, LLC, a Delaware limited liability company
PostRock Energy Services Corporation, a Delaware close corporation
PostRock KPC Pipeline, LLC, a Delaware limited liability company
Quest Eastern Resource LLC, a Delaware limited liability company
Quest Transmission Company, LLC, a Delaware limited liability company
STP Newco, Inc., an Oklahoma corporation